Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 29, 2024, with respect to our audits of the consolidated financial statements of MDJM Ltd and Subsidiaries as December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, and the related notes, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ RBSM LLP

New York, NY

October 17, 2024